Exhibit 10.3

(English Translation)

Loan Agreement

Party A Mr. Yuan Xuetian

Party B Tianjin Golden  Dragon International Travel Service Co., Ltd

As of December 31st 2007, Party A borrowed from Party B totaling RMB 34,152,826 Yuan, which was used for market exploitation. The two parties negotiated and agreed that the loan was free of interest. Party A should repay RMB 9.5 million Yuan by the end of October 2008. For another part of the loan, amount to RMB 6.2 million Yuan, Party A planned to repay by netting off its profit distribution from Party B by the end of 2008. The two parties negotiated and agreed that the remaining loan was treated as distribution to Party A. The agreement is duplicated. Party A and Party B shall each take one copy.

Signature and seal of the two parties.

Party A

Yuan Xuetian

July 3rd 2008

Party B

Tianjin Golden Dragon International Travel Service Co., Ltd

July 3rd 2008